Ministry of Finance Corporate and Personal Property Registries

Number: BC0203816

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that DRC RESOURCES CORPORATION changed its name to NEW GOLD INC. on June 1, 2005 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On June 1, 2005

LIZ MUELLER

Registrar of Companies

Province of British Columbia Canada